EyeCare Centers of America, Inc.

Ratio of Earnings to Fixed Charges

Exhibit 12.1

	1/1/05		12/31/05		12/30/06		12/29/07		1/3/09
Fixed Charges:
Interest expense, note discount		17,633,067		26,755,507		29,310,735		26,461,145		22,688,990
Interest capitalized								270,336		176,889
Amortization of debt issuance costs		2,583,038		2,213,418		2,288,201		122,554		98,777
Rental:
Store rent expense	31,806,193		32,565,580		34,543,050		37,138,803		40,179,133
O/H rent expense	1,087,139		873,553		920,705		958,120		1,017,462

	32,893,332		33,439,133		35,463,755		38,096,923		41,196,596
Interest portion of rent expense		8,881,200		9,028,566		9,575,214		10,286,169		11,123,081

Total Fixed Charges		29,097,305		37,997,491		41,174,150		37,140,204		34,087,737

Earnings:
Pretax income		22,148,987		1,437,472		22,653,109		41,640,296		55,077,877
Fixed Charges		29,097,305		37,997,491		41,174,150		37,140,204		34,087,737

Total Earnings		51,246,292		39,434,963		63,827,259		78,780,500		89,165,614

Ratio of earnings to fixed charges		1.76		1.04		1.55		2.12		2.62